Exhibit (d)(4)

EXECUTION VERSION

FIRST RESERVE FUND XIV, L.P.

November 23, 2020

FR Utility Services Merger Sub, Inc.

c/o First Reserve XIV Advisors, L.L.C.

290 Harbor Drive

Stamford, CT 06902

Attention: Jeffrey K Quake

Michael A. Scardigli

Re: Equity Commitment

Ladies and Gentlemen:

1. Reference is made to the Merger Agreement, dated as of November 23, 2020 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among FR Utility Services, Inc., a Delaware corporation (“Parent”), FR Utility Services Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”) and The Goldfield Corporation, a Delaware corporation (the “Company”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement.

2. This letter will confirm the commitment of First Reserve Fund XIV, L.P., a Cayman Islands exempted limited partnership (“Equity Sponsor”), to provide cash equity of up to $210,000,000 in immediately available funds (the “Commitment”) solely to enable, on the terms and subject to the conditions of the Merger Agreement, (a) Purchaser to pay the amounts payable by Purchaser upon the consummation of the Offer pursuant to Section 2.1(d) of the Merger Agreement, (b) Parent and the Surviving Corporation, as applicable, to make payments due under Section 2.8(c) of the Merger Agreement, and (c) the payment of any fees and expenses incurred by Parent or Purchaser in connection with the Transactions on the terms and subject to the conditions of the Merger Agreement (clauses (a), (b) and (c), collectively, the “Purchasers’ Obligations”), provided, however, that at Equity Sponsor’s election, any or all of the Commitment may be reduced solely to the extent that Purchasers’ Obligations will be fully satisfied notwithstanding such reduced equity funding whether by debt financing or otherwise. Equity Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Purchaser. The amount to be funded under this letter may be reduced by Equity Sponsor in the event that Purchaser does not require all of the funds hereunder in order to satisfy its obligations referred to in clauses (a), (b) and (c) of this paragraph. Equity Sponsor may allocate a portion of its investment to other co-investors (Equity Sponsor, together with such other co-investors, the “Investors”) and/or may cause any commitment (or portion thereof) hereunder to be funded indirectly through one or more entities that an Investor controls; provided, however, that such allocation will not reduce Equity Sponsor’s Commitment hereunder except to the extent of any amounts actually funded by another Investor.

3. The Equity Sponsor’s obligation to fund the Commitment under this letter is subject to the terms of this letter and (i) the execution and delivery by the Company, Parent and Purchaser of the Merger Agreement and (ii) the satisfaction or waiver in writing by Purchaser of each of the conditions to the obligations of Parent and Purchaser to consummate the Offer, as set forth in the Offer Conditions, and the Merger as set forth in Section 7.1 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions at the Closing) and the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement.

4. Except as otherwise provided in Section 8 of this letter, this letter may only be enforced by Purchaser, and Purchaser’s other creditors shall not have any rights to enforce this letter or to cause Purchaser to enforce this letter.

5. This letter will terminate automatically and immediately upon the earliest to occur of (a) the Closing, (b) the valid termination of the Merger Agreement, (c) the commencement by or on behalf of the Company or any of its respective Affiliates of any Proceeding (i) under any limited guaranty of even date herewith of any Investor, the Equity Sponsor or their Affiliates in favor of the Company (each, a “Limited Guaranty”) or (ii) otherwise against any Investor or any Parent Representative (as defined below) in connection with the Merger Agreement or any of the transactions contemplated hereby or thereby (other than the Company’s right to seek specific performance pursuant to and subject to the limitations of Section 9.9 of the Merger Agreement), (d) any Person, other than Purchaser, seeking to enforce or to cause Purchaser to enforce (other than the Company’s right to seek specific performance pursuant to and subject to the limitations of Section 9.9 of the Merger Agreement) the Commitment hereunder, or (e) the funding of the Commitment in full pursuant to the terms hereof.

6. Notwithstanding anything that may be expressed or implied in this letter, Purchaser, by its acceptance hereof, acknowledges and agrees that (a) notwithstanding that the signatory below is a Cayman Islands exempted limited partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any director, officer, agent or employee of any Investor or any of its successors or assigns or any partner, limited partner, member, manager or stockholder of any Investor or any of its successors or assigns or any director, officer, employee, partner, Affiliate, assignee or representative of any of the foregoing, in each case whether current, former or future (any such Person, a “Parent Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Parent Representative of any Investor under this letter or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of or by reason of such obligations or by their creation.

7. Equity Sponsor hereby represents and warrants to Purchaser that: (i) the execution, delivery and performance of this letter have been duly and validly authorized by all necessary limited partnership action and does not contravene, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), any provision of Equity Sponsor’s limited partnership agreement or any Applicable Law, Order or contractual restriction applicable to or binding on Equity Sponsor or its assets; (ii) all consents, approvals of, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter by Equity Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter; (iii) this letter constitutes a legal, valid and binding obligation of Equity Sponsor enforceable against Equity Sponsor in accordance with its terms; and (iv) Equity Sponsor has the financial capacity to pay and perform its obligations under this letter in accordance with the terms hereof.

8. Neither this letter nor any of the rights and obligations described herein may be assigned, other than by Equity Sponsor in accordance with the last sentence of Section 2 or an assignment by Equity Sponsor to any investment fund or alternative investment vehicle affiliated with Equity Sponsor. This letter shall inure to the benefit of and be binding upon Purchaser. Nothing set forth in this letter shall be construed to confer upon or give to any person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of the commitment hereunder or to confer upon or give to any person any rights or remedies against any person other than the undersigned under or by reason of this commitment. Neither Purchaser’s nor its Affiliates’ creditors shall have any right to enforce this letter or to cause Purchaser or its Affiliates to enforce this letter other than Parent. Notwithstanding the foregoing, subject to the satisfaction of the conditions set forth in Section 3 of this letter and Section 9.9 of the Merger Agreement, the Company shall be entitled to obtain specific performance or other equitable remedies to enforce Purchaser’s obligation to cause the Commitment to be funded under the circumstances permitted by Section 9.9 of the Merger Agreement, and in such circumstances, the Company may rely on this letter as a third-party beneficiary to cause the Commitment to be so funded.

9. The existence of this letter and its terms shall be treated as confidential and this letter is being provided to Purchaser solely in connection with the Merger Agreement. This letter may not be used, circulated, quoted, referred to in any document or otherwise disclosed, except with the written consent of Equity Sponsor; provided, that no such written consent is required for any disclosure of the existence or terms of this letter to the extent required by Applicable Law, the applicable rules of any national securities exchange or if required in connection with any required filing or notice with any Governmental Authority relating to the transactions contemplated by the Merger Agreement or the enforcement of this letter.

10. Concurrently with the execution and delivery of this letter, Equity Sponsor is executing and delivering to the Company a Limited Guaranty related to certain of Purchaser’s payment obligations under the Merger Agreement. The Company’s remedies against Equity Sponsor under such Limited Guaranty shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and the Company Related Parties against any Investor or any of its Parent Representatives or their respective Affiliates (other than rights of the Company to seek specific performance as expressly described in Section 8 hereof) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including in the event Purchaser breaches its obligations under the Merger Agreement, whether or not Purchaser’s breach is caused by the undersigned’s breach of its obligations under this letter.

11. This letter can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this letter signed by Equity Sponsor and Purchaser. No action taken pursuant to this letter, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this letter shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

12. This letter and any Proceedings arising out of or related hereto (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each party hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter or any of the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this letter or any of the transactions contemplated hereby, or relating to enforcement of any of the terms of this letter, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this letter or the transactions contemplated hereby may not be enforced in or by such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Upon any termination of this letter, this letter shall cease to have force and effect, and there shall be no further liability or obligation on the part of the parties hereto, except that the provisions of Sections 4, 5, 6, 8, 9, 10, 11, 12 and 13 shall survive such termination.

14. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart.

Until and unless each party has received a counterpart hereof signed by each other party hereto, this letter shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this letter transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

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Very truly yours,

FIRST RESERVE FUND XIV, L.P.

By: First Reserve GP XIV, L.P., its general partner

By: First Reserve GP XIV Limited, its general partner

By:	/s/ Jeffrey K. Quake
Name: Jeffrey K. Quake
Title: Managing Director

Accepted and Agreed:

FR UTILITY SERVICES MERGER SUB, INC.

By:	/s/ Jeffrey K. Quake
Name: Jeffrey K. Quake
Title: President

Signature Page to Equity Commitment Letter